Exhibit 10.1
TRANSITION SERVICES AND SEPARATION AGREEMENT

This TRANSITION SERVICES AND SEPARATION AGREEMENT (this “Agreement”) is entered into by and between DocGo Inc., a Delaware corporation (the “Company”), and Lee Bienstock (“Executive”). The Company and Executive are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Executive Employment Agreement entered into as of May 7, 2026 (the “Employment Agreement”);

WHEREAS, the “Initial Term” (as defined in the Employment Agreement) of the Employment Agreement will terminate on December 31, 2026 in accordance with the terms of the Employment Agreement;

WHEREAS, the Company has commenced an executive search process to identify qualified candidates to succeed Executive as Chief Executive Officer of the Company;

WHEREAS, the Company and Executive have agreed that Executive’s employment with the Company will end on March 31, 2027, unless otherwise mutually extended or earlier terminated for Cause or by Executive without Good Reason (as defined herein), as provided herein (the date that Executive’s employment with the Company ends, the “Separation Date”);

WHEREAS, the Company seeks to retain Executive for a period of time prior to the Separation Date for the purpose of (i) continuing his role as Chief Executive Officer as provided herein and (ii) advising the Board and obtaining Executive’s assistance in transitioning his duties, and Executive wishes to provide such assistance;

WHEREAS, subject to the terms of this Agreement, the Parties wish for Executive to be eligible to receive certain severance payments and other benefits, which payments and benefits are conditioned upon Executive’s satisfaction of the terms of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company and any of the other Released Parties (as defined below), including any claims that Executive may have arising out of Executive’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.Separation from Employment; Deemed Resignations.

(a)The Parties acknowledge and agree that Executive’s employment with the Company will end on the Separation Date and, as of the Separation Date, Executive will not have any further employment relationship with the Company or any other Released Party.

(b)The Parties acknowledge and agree that, as of the Separation Date or such earlier date on which an individual selected by the Board commences employment as Chief Executive Officer of the Company (the “Successor CEO”), Executive will be deemed to have resigned: (i) as an officer of the Company and each of its affiliates, and (ii) as applicable, from the board of managers, board of directors or similar governing body of each of the Company’s affiliates and any other corporation, limited liability company, or any other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates. Executive agrees to (x) reasonably cooperate with the Company to effectuate the resignations described in the preceding sentence, and (y) complete any other actions the Company or its affiliates may reasonably require, whether before, on or after the Separation Date, to effect such resignation(s). Executive acknowledges that the cooperation required by the immediately preceding sentence may include assisting with corporate actions of the Company and Company subsidiaries (including signing documents) until all resignations set forth in this Section 1(b) are effectuated, it being understood that any such action taken at the Company’s direction will be subject to the terms of section 8.4 (Indemnification/D&O Insurance) of the Employment Agreement.

(c)Between the date the Parties enter into this Agreement (the “Effective Date”) and the Separation Date, Executive will continue to serve as Chief Executive Officer and will continue to devote his full business time, attention and efforts to the business and affairs of the Company; provided, that if prior to the Separation Date an individual selected by the Board commences employment as the Successor CEO, Executive will thereafter serve, until the Separation Date, as Senior Advisor to the Board and the Successor CEO. In his capacity as Senior Advisor, Executive will report directly to the Board and have the duties set forth on Schedule 1, and will diligently and in good faith perform those services reasonably requested of him by the Board or the Successor CEO to the extent consistent with his position as Senior Advisor. During the period commencing on the Effective Date through December 31, 2026, Executive will continue to receive his regular base salary as in effect prior to the Effective Date ($698,654.36, inclusive of insurance stipend of $31,344.56), payable in accordance with the Company’s regular payroll practices, and will continue to participate in the Company’s equity plans, and employee benefit programs on the same basis as the Company’s other senior executives, and Executive’s equity awards will continue to vest in accordance with the terms of each applicable equity award agreement on each applicable vesting date; during the period commencing on January 1, 2027 through the Separation Date (the “Transition Period”), and subject to Executive not being terminated for Cause or resigning without Good Reason (as defined herein) before each applicable payment or vesting date, Executive will be entitled to (i) receive a salary at a rate of $90,000 per month, payable in accordance with the Company’s regular payroll practices, (ii) vest in one-sixth (1/6th) of the portion of the outstanding Company equity awards set forth and described on Exhibit A on each of January 31, February 28 and March 31, 2027, and if the Transition Period is extended as provided herein, on each calendar month end thereafter during the Transition Period as so extended, unless earlier fully vested in accordance with its terms, (iii) remain eligible to participate in the Company’s employee benefit programs (excluding the Company’s short-term incentive plan) on the same basis as the Company’s other senior executives, (iv) will receive no later than March 15, 2027 an annual bonus (which notwithstanding the Employment Agreement, shall not be discretionary, for the avoidance of doubt) with respect to calendar year 2026 (notwithstanding any obligation to remain employed on a certain date), determined and payable in accordance with the Company’s previously adopted bonus metrics, as set forth on Schedule 2 hereto (the “2026 Bonus”); (v) reimbursement of any unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the Company’s reimbursement policies, and (vi) retain any vested portions of any equity incentive grants. In the event that the Company fails to make the 2026 Bonus in full by the date due (a “Bonus Default”), the Company shall have a ten (10) business day cure period from its receipt of written notice from Executive (or Executive’s agent or representative) to pay the full amount then due (the “Bonus Default Cure Period”). Upon the expiration of the Bonus Default Cure Period, if the Company has not cured such Bonus Default by paying the amount due, interest shall accrue on the 2026 Bonus at the maximum statutory prejudgment rate in New York State until paid and Executive shall be entitled to his reasonable attorneys’ fees incurred in connection with successfully recovering the 2026 Bonus.

(d)The Parties may mutually agree in writing to extend the Transition Period on a month-to-month basis, in which case the Separation Date will be the date on which such mutually agreed upon extension expires without a further mutually agreed upon extension.

(e)Executive acknowledges and agrees that none of (i) the appointment of the Successor CEO, (ii) Executive’s transition to the role of Senior Advisor, (iii) any change in Executive’s title, duties, authority, responsibilities, reporting relationship or compensation contemplated by this Agreement, (iv) the expiration of the Initial Term, or (v) any other action contemplated by this Agreement shall constitute “Good Reason” (or any similar concept) under the Employment Agreement or any other plan, program, policy, agreement or arrangement of the Company or any of its affiliates, or otherwise entitle Executive to any severance, notice, termination or similar payments or benefits other than as expressly set forth in this Agreement. However, “Good Reason” shall mean any of the following taken without Executive’s written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement (including without limitation the other surviving obligations as set forth herein and including any failure to pay the salary and/or other consideration set forth herein); (ii) a material diminution in Executive’s duties, title, authority or responsibilities while serving as Chief Executive Officer (but not including any transition to the role of Senior Advisor); (iii) the Company requiring Executive to be located at any office or location more than thirty-five (35) miles from the Company’s current headquarters in New York, New York, provided that any request or directive from the Company to not work in such office pursuant to any stay-at-home or work from home or similar law, order, directive, request or recommendation from a governmental entity shall not give rise to Good Reason.

Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within ten (10) days after the first occurrence of such event, (y) to the extent correctable, the Company fails to remedy such circumstances or event within twenty (20) days following the Company’s receipt of such written notice and (z) the effective date of Executive’s resignation for “Good Reason” is not later than thirty (30) days after the initial existence of the circumstances constituting Good Reason.

(f)Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment at any time prior to March 31, 2027 for Cause (as defined in the Employment Agreement and including any notice and cure provisions therein) based on actions or omissions by Executive following the Effective Date, and, in such case, the Separation Date shall be the date of such termination and Executive shall be entitled only to, except as otherwise required by law, (A) any base salary earned but unpaid through the Separation Date, (B) any vested benefits under the Company’s employee benefit plans in accordance with their terms, (C) reimbursement of any unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the Company’s reimbursement policies, and (D) any then-vested portions of any equity incentive grants (unless otherwise required pursuant to the governing agreements) (collectively, “Accrued Benefits”), as well as the Severance Payment, and Executive shall not be entitled to any further payments, vesting or benefits under Section 1(c) or Section 2.

(g)During the Transition Period, Executive shall continue to comply with all Company policies applicable to senior executives and his obligations under the Employment Agreement, shall act in good faith and in the best interests of the Company, and shall not take any action or make any commitment on behalf of the Company or any of its affiliates outside the ordinary course of business without the prior approval of the Board. From and after the date on which the Successor CEO commences employment, Executive shall have no authority to bind the Company or any of its affiliates, except as expressly authorized in writing by the Board.

(h)For the avoidance of doubt, if, prior to the Separation Date, the Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, then, subject (other than as to accrued amounts) to the execution of the Confirming Release by Executive or his estate or legal representative, as applicable: (i) the Company shall pay Executive (or his estate or representative, as applicable), in a lump sum within thirty (30) days of such execution, the salary described in Section 1(c)(i) that would have been paid, and the value of the benefits Executive would have received pursuant to Section 1(c)(iii) through March 31, 2027 (or, if later, the end of the then-current extension of the Transition Period); and (ii) the outstanding equity that would have vested pursuant to Section 1(c)(ii) through March 31, 2027 (or, if later, the end of the then-current extension of the Transition Period) shall be deemed vested.

(i)The Parties agree that Executive retains, and this Agreement shall not release, waive, and/or affect, any further rights Executive may have pursuant to section 4.1(b) of the Employment Agreement, pursuant to the DocGo Inc. 2021 Stock Incentive Plan (the “Plan”) and/or pursuant to any equity award agreement(s) to additional compensation, equity, and/or remuneration if a Change in Control (as defined in the Plan) occurs prior to and/or following the Separation Date, pursuant to the terms and conditions in such agreement(s). For the avoidance of doubt, notwithstanding anything to the contrary, in the event of a Change in Control within three (3) months after the Separation Date, Executive shall receive, in addition to the consideration in this Agreement, the difference between the consideration herein and the payments set forth in section 4.1(b) of the Employment Agreement as well as any additional equity rights (including without limitation additional vesting) pursuant to the Plan and/or any equity award agreement(s).

2.Separation Payment and Benefits.

(a)Provided that (1) Executive does not resign from employment without Good Reason (for the avoidance of doubt, a termination due to death or Disability shall not be a termination from employment without Good Reason), and the Company does not terminate Executive’s employment for Cause (as defined in the Employment Agreement and including any notice and cure provisions therein), prior to March 31, 2027 (or, if later, the end of the then-current extension of the Transition Period), (2) Executive honors and remains in compliance with Executive’s material commitments as set forth herein and in Article V of the Employment Agreement (other than Section 5.2(c) therein, which is superseded and replaced by Section 9 herein), Article VI of the Employment Agreement (other than: (a) section 6.1(a) therein, which shall be amended to add to the end: “, which consent shall not be unreasonably withheld”; and (b) section 6.3 therein (which is superseded and replaced by Section 18(c) herein)) and Article VII of the Employment Agreement, and (3) Executive timely signs and returns the Confirming Release (as defined below), as described in Section 8 below (and does not exercise his revocation right as described in the Confirming Release), then:

(i)The Company shall provide Executive with a total severance payment of $785,000, less applicable tax withholdings (the “Severance Payment”), which Severance Payment shall be paid in substantially equal installments on the Company’s regular payroll dates over the twelve (12) month period commencing on the first regular payroll date following the date on which the Confirming Release becomes effective and irrevocable; provided, however, in the event the Performance Target (as defined on Schedule 3 hereto) is satisfied (x) on or prior to the Separation Date, then the Severance Payment shall be paid to Executive in a lump sum within two business days following the date the Confirming Release becomes effective and irrevocable or (y) on or after March 31, 2027 and prior to January 2, 2028, then the then-remaining amount of the Severance Payment shall be paid to Executive in a lump sum within thirty (30) days following the later of (A) the date on which the Performance Target is satisfied and (B) the date on which the Confirming Release becomes effective and irrevocable; notwithstanding the foregoing, the Severance Payment shall be paid to Executive in full prior to March 15, 2028. In the event that the Company fails to make any payment set forth above in full on the date due (a “Severance Default”), the Company shall have a ten (10) business day cure period from its receipt of written notice from Executive (or Executive’s agent or representative) to pay the full amount then due no later than March 31, 2028 (the “Severance Default Cure Period”). Upon the expiration of the Severance Default Cure Period, if the Company has not cured such Severance Default by paying the amount due, any and all remaining unpaid amounts of the Severance Payment shall automatically accelerate and become immediately due and payable to Executive (the “Accelerated Amount”). Interest shall accrue on the Accelerated Amount at the maximum statutory prejudgment rate in New York State until paid and Executive shall be entitled to his reasonable attorneys’ fees incurred in connection with successfully recovering the Accelerated Amount.

(ii)Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA (the “COBRA Reimbursements”) through December 31, 2027 (the “Reimbursement Period”). Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the COBRA Reimbursements without potentially violating applicable law (including Section 2716 of the Public Health Service Act), the Company will, in lieu of the COBRA Reimbursements, provide to Executive a taxable monthly payment for the Reimbursement Period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his group health coverage in effect on the Separation Date, which amount will be based on the premium for the first month of COBRA coverage and which payments will be made regardless of whether Executive elects COBRA continuation coverage.

(iii)The Company will reimburse Executive, within thirty (30) days following Executive’s submission of redacted invoices (which submission shall be made no later than sixty (60) days following the Effective Date) for up to $20,000 in the aggregate of legal fees and related expenses incurred by Executive in connection with the review, negotiation and execution of (A) this Agreement and (B) all other related documents.

Executive expressly acknowledges and agrees that the severance pay and benefits set forth in Section 2(a) above represent the entirety of the severance pay and benefits for which he is eligible, and that he has no further rights to any severance pay or benefits from any Released Party (whether pursuant to the Employment Agreement or otherwise), except as otherwise provided herein.

(b)Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any payments and benefits described herein are subject to the terms and conditions of the Company’s Compensation Recoupment (Clawback) Policy (effective November 15, 2023) or such other clawback policy as may be in effect from time to time, including to implement Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company may be traded), to the extent applicable, and on the same basis as, similarly situated senior executive officers of the Company (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

(c)Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the Separation Date or otherwise.

3.Treatment of Outstanding Equity Awards. Except as otherwise provided herein with respect to a Change in Control, Executive will forfeit, without any consideration therefor, all Company equity awards that remain unvested on the Separation Date (after giving effect to any vesting pursuant to Section 1(c)) in accordance with the terms of the applicable equity award agreement.

4.Satisfaction of All Leaves and Payment Amounts. In entering into this Agreement, Executive expressly acknowledges and agrees that, with the exception of (i) any base salary earned by Executive in the pay period in which he signs this Agreement (if such base salary has not been paid as of the time that Executive executes this Agreement), (ii) any base salary to which Executive may be entitled as a result of services performed between the date he signs this Agreement and the Separation Date, and (iii) those sums to which Executive may be entitled following the date that Executive signs this Agreement pursuant to Sections 1(c) and 2 above, Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by the Company and each other Released Party. Executive further acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive has been entitled to receive from each Released Party.

5.Release of Liability for Claims.

(i)For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, on behalf of himself and his heirs, executors, administrators, representatives and assigns, hereby forever releases, discharges and acquits the Company, its present and former subsidiaries and other affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each a “Released Party” and, collectively, the “Released Parties”), from liability for, and Executive hereby waives, any and all claims, damages or causes of action of any kind, whether known or unknown, suspected or unsuspected, related to Executive’s employment with or service to any Released Party (including as an officer or director), the termination of such employment or service, and any other acts or omissions related to any matter on or prior to the date that Executive executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform and Control Act; (D) the Family and Medical Leave Act of 1993; (E) any federal, state or local wage and hour law, and the federal Worker Adjustment and Retraining Notification Act; (F) the Securities Act of 1933; (G) the Securities Exchange Act of 1934; (H) the Investment Advisers Act of 1940; (I) the Investment Company Act of 1940; (J) the Private Securities Litigation Reform Act of 1995; (K) the Sarbanes-Oxley Act of 2002; (L) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (M) the New York State Human Rights Law, the New York Labor Law, the New York Retaliatory Action By Employers Law, the New York State Worker Adjustment and Retraining Notification Act, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York Civil Rights Law, the New York Wage-Hour Law, the New York Workers’ Compensation Law, the New York Wage Payment Law, the New York City Human Rights Law, and the New York City Earned Sick Leave Law; (N) any applicable state employment and securities laws (including the laws of the State of Delaware); (O) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; (P) any public policy, contract, tort or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; or (Q) any claim, whether direct or derivative, arising from being a shareholder of the Company or any Released Party; (ii) any allegation for costs, fees or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) except as otherwise provided herein, any and all rights, benefits or claims Executive may have under any employment contract (including the Employment Agreement), any incentive or compensation plan or agreement, or any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this

Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive hereunder, any and all potential claims of this nature that Executive may have against any of the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(ii)Notwithstanding the foregoing, in no event shall the Released Claims include (i) any claim that arises after the date this Agreement is executed by Executive; (ii) any rights and/or claims to vested equity; (iii) any rights and/or claims to vested benefits under an employee benefit plan or program in which Executive participates (or participated), including, without limitation, the Company’s 401(k) Plan and group health plans, in accordance with the terms of such plan or program; (iv) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits, Medicaid benefits, workers’ compensation insurance benefits or other public benefits to which Executive may be entitled; (v) reimbursement for business expenses incurred prior to the date this Agreement is executed by Executive, in accordance with any Company business expense policies (as applicable); (vi) any rights Executive may have to indemnification and/or advancement including without limitation under applicable law, the Company’s certificate of incorporation or bylaws, any written indemnification agreement between Executive and the Company and/or any Released Party, section 8.4 of the Employment Agreement, and/or any directors’ and officers’ liability insurance policy maintained by the Company and/or any Released Party; (vii) any rights and/or claims Executive may have to insurance under any insurance policy maintained by the Company concerning Executive’s service as a director, officer or employee of the Company and/or any Released Party; and (viii) any rights and/or claims Executive may have to enforce the terms of this Agreement and/or any surviving obligations as set forth herein.

(iii)Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (each a “Governmental Agency” and collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief or recovery from any Released Party as a result of a Governmental Agency proceeding or subsequent legal actions. Nothing herein waives or limits (and the Released Claims do not include) Executive’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any Governmental Agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity) and nothing herein or in any other agreement between Executive and any Released Party shall prohibit or restrict Executive from (x) initiating communications with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (y) complying with a subpoena or responding to any inquiry or legal process directed to Executive from any Governmental Agency; or (z) making any disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing herein (or in the Employment Agreement) prevents or restricts Executive from (i) disclosing or making statements about any claim or action for discrimination, harassment or retaliation or the underlying facts, circumstances or details of any claim or action for discrimination, harassment or retaliation; (ii) disclosing factual information related to any claim of discrimination to the attorney general, law enforcement, the Equal Employment Opportunity Commission, any state division of human rights (including the New York Division of Human Rights), any local commission on human rights, any governmental agency, or any attorney retained by Executive; or (iii) disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits. Nothing in this Agreement or in any other agreement between Executive and any Released Party requires Executive to obtain prior authorization before engaging in any conduct described in this Section 5(c) or to notify any Released Party that Executive has engaged in any such conduct.

(iv)For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself and the Released Parties, hereby forever releases, discharges and acquits Executive and his heirs, executors, administrators, representatives and assigns from liability for, and hereby waives, any and all known claims, damages or causes of action of any kind related to Executive’s employment with or service to any Released Party (including as an officer or director), the termination of such employment or service, and any other acts or omissions related to any matter on or prior to the date that the Company executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction (the “Known Released Claims”). Notwithstanding the foregoing, in no event shall the Known Released Claims include (i) any claim that arises after the date this Agreement is executed by the Company; (ii) any claims that cannot be waived as a matter of law; or (iii) any rights and/or claims the Company and/or Released Parties may have to enforce the terms of this Agreement and/or any surviving obligations as set forth herein; for the avoidance of doubt, the Company is not releasing any claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement, breach of fiduciary duty, breach of Executive’s duty of confidentiality to the Company, or any other action with regard to the Company that constitutes a felony under any federal or state statute committed during the course of Executive’s employment with the Company that becomes known to the Company after the date this Agreement is executed by the Company, regardless of when any such act occurred.

6.Representation about Claims. Executive represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any claims Executive has asserted or may have against any of the Released Parties with respect to any Released Claim. Executive further represents and warrants that (a) Executive has not filed or caused to be filed any lawsuit, complaint, arbitration demand or charge against any Released Party in any court, arbitral forum or Governmental Agency, (b) Executive has reported to the Company any and all work-related injuries incurred by Executive, and (c) Executive is not aware of any conduct by the Company or any other Released Party, or of any facts, that would constitute a material violation of applicable law or Company policy, or that would give rise to a claim by Executive against any Released Party, that Executive has not previously disclosed to the Board. Nothing in this Section 6 shall limit Executive’s rights under Section 5(c).

7.Executive’s Acknowledgments; Advice to Consult with Legal Counsel. This is an important legal document, and the Company hereby advises Executive to consult with a lawyer of Executive’s choosing before signing this Agreement. By executing and delivering this Agreement, Executive expressly acknowledges and represents that: Executive’s employment with the Company will terminate on the Separation Date, which shall be March 31, 2027, unless extended pursuant to Section 1(d) or earlier terminated as provided in Section 1; Executive has carefully read this Agreement; Executive has had sufficient time to consider this Agreement before its execution and delivery to the Company; Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney before signing this Agreement, and Executive has had adequate opportunity to do so prior to executing this Agreement; Executive fully understands the final and binding effect of this Agreement, and the only promises made to Executive to sign this Agreement are those stated herein; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will; Executive relies on Executive’s own judgment in entering into this Agreement; and Executive understands and agrees to each of the terms of this Agreement; The only matters relied upon by Executive and causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement, and in entering this Agreement, Executive has not relied on any representation or statement, written or oral, of any Released Party or Released Party’s agent that is not set forth in this Agreement; and (h) No Released Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

8.Reaffirmation of Release. On the Separation Date or within 21 days thereafter, Executive (or his estate or representative, as applicable) shall execute the Confirming Release Agreement that is attached as Exhibit B (the “Confirming Release”) and return his executed Confirming Release to the Company pursuant to the notice provision set forth in Section 23 below, so that it is received by the Company no later than 21 days after the Separation Date. Executive acknowledges and agrees that this provides sufficient time to consider the Confirming Release. Executive further acknowledges and agrees that, as a condition of receiving the compensation and benefits described in Section 2, he is required to timely execute and return the Confirming Release and not exercise his revocation right as described therein. If Executive does not sign the

Confirming Release, or if Executive exercises his revocation right as described therein, this Agreement shall continue to be effective and enforceable, except that Executive shall not be entitled to any of the amounts or benefits described in Section 2 above and shall be obligated to repay to the Company, within ten (10) days following the Company’s written demand, all such amounts or benefits to the extent already provided by the Company to Executive.

9.Return of Property. Executive agrees that, within fifteen (15) days following the Separation Date (or such earlier date as requested by the Company), he will return to the Company (or, in the case of electronically stored information, destroy) all property belonging to the Company or any of its affiliates, including all documents, computer files and other electronically stored information, client materials and other materials provided to Executive by the Company or any of its affiliates in the course of Executive’s employment or Board service, and Executive further agrees that he will not retain a copy of any such materials in any form and will permanently delete any such materials from any personal devices, accounts and storage media in his possession or control; provided, however, that Executive may retain copies (in any form) of his Rolodex, address book and similar contact information, to the extent such contact information does not contain confidential or proprietary information of the Company or any of its affiliates. For the avoidance of doubt, this Section 9 shall not interfere with Executive’s rights to retain copies of any documents or data (in any form) relating to Executive’s compensation and benefits (including, without limitation, copies of this Agreement and any documents relating to any of Executive’s equity-based award rights or other compensation and benefits) and/or discuss the same with Executive’s advisors and/or immediate family (in each case, on a confidential basis).

10.Mutual Non-Disparagement; Press Release/External and/or Internal Communications. Executive agrees not to, directly or indirectly, make, publish or communicate any disparaging or defamatory comments regarding the Company or any other Released Party. The Company’s executive officers and directors shall not, directly or indirectly, make, publish or communicate any disparaging or defamatory comments regarding Executive. Nothing in this Section 10 shall prohibit or restrict any person from (a) engaging in any activity permitted by Section 5(c) above, (b) engaging in the legal process or making any disclosure required by law, (c) providing truthful testimony in response to a subpoena or in any legal or administrative proceeding, or (d) making statements in connection with enforcing this Agreement (including without limitation any other obligations surviving in accordance herewith). Prior to issuing a press release or internal communication with respect to Executive’s resignation(s) described in Section 1(b) above and/or with respect to the expiration of the “Initial Term” (as such term is defined in the Employment Agreement) and/or any non-renewal thereof, cessation of employment with the Company, or this Agreement, the Company and Executive shall mutually agree in writing on the content of such press release and internal communication. The Parties agree not to, except as otherwise required by law, make, and not to encourage or authorize anyone else to make, any statements concerning Executive’s resignation(s) described in Section 1(b) above, the expiration of the Initial Term and/or any non-renewal thereof, cessation of employment with the Company, or this Agreement except as set forth in the mutually agreed press release and internal communication, in any format, directly or indirectly, on or off the record, or on background, to press, blogs or other media, including social media, or to any other person or entity except: (a) as otherwise agreed to in writing by the Parties; (b) for truthful statements made by Executive to his immediate family and/or by any Party to their respective legal, financial, and/or tax advisors; and (c) to provide employment verification.

11.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware without reference to the principles of conflicts of law thereof.

12.Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved pursuant to that certain Mutual Dispute Resolution Agreement described in section 8.14 of the Employment Agreement. Notwithstanding the foregoing, Executive, the Company and any other Released Party shall be entitled to seek temporary, preliminary or permanent injunctive relief or other equitable relief in any court of competent jurisdiction, without the necessity of posting a bond or other security, to prevent or remedy any actual or threatened breach of Section 9, Section 10 or Section 18 of this Agreement or Article V of the Employment Agreement (other than section 5.2(c) therein, which is superseded and replaced by Section 9 herein), Article VI of the Employment Agreement (as modified herein and other than section 6.3 therein, which is superseded and replaced by Section 18(c) herein) or Article VII of the Employment Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.Counterparts. This Agreement may be executed in one or more counterparts (including electronic counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.Amendment; Entire Agreement. Subject to Section 16 below, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement (and, as referenced herein, the Mutual Dispute Resolution Agreement) constitutes the entire agreement of the Parties with regard to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Released Party with regard to the subject matter hereof; provided, however, this Agreement does not supersede or replace: (a) any obligations of the Company and/or any other Released Party pursuant to the Plan and/or any equity award agreements (as modified herein), including without limitation with respect to a Change in Control, as defined in the Plan, pursuant to section 8.4 of the Employment Agreement, and/or pursuant to section 4.1(b) of the Employment Agreement with respect to a Change in Control; or (b) any other obligations of Executive (whether such obligations arise by contract, statute, common law, or otherwise) with respect to confidentiality and non-disclosure and/or pursuant to Article V of the Employment Agreement (other than section 5.2(c) therein, which is superseded and replaced by Section 9 herein), Article VI (as modified herein and other than section 6.3 therein, which is superseded and replaced by Section 18(c) herein) and Article VII of the Employment Agreement or the Compensation Recovery Policy.

15.Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s releases, representations and covenants herein and shall be entitled to enforce such releases, representations and covenants as if a party hereto.

16.Severability and Modification. Any term or provision of this Agreement (or parts thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

17.Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

18.Continued Effectiveness of Restrictive Covenants; Cooperation; Remedies. Executive expressly recognizes the enforceability and effectiveness of the covenants set forth in Article V (other than section 5.2(c), which is superseded and replaced by Section 9 herein), Article VI (as modified herein and other than section 6.3 therein, which is superseded and replaced by Section 18(c) herein) and Article VII of the Employment Agreement, agrees that such covenants remain in full force and effect in accordance with their terms and shall survive the Separation Date and promises to abide by such covenants following the date Executive enters into this Agreement. For the avoidance of doubt, nothing in this Agreement shall prohibit or restrict Executive from engaging in any activity permitted by Section 5(c) above. Further, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Following the Separation Date, Executive shall use commercially reasonably efforts to cooperate with the Company and its affiliates and their respective counsel in connection with (i) for no more than three (3) months from the Separation Date, the orderly transition of Executive’s former duties and responsibilities and (ii) upon advance written request, any investigation, audit, administrative or regulatory proceeding, litigation or other dispute relating to any matter in which Executive was involved or of which Executive has knowledge as a result of his employment or service with the Company or any of its affiliates, including by making himself reasonably available for interviews and preparation and by providing truthful witness testimony. The Company shall use reasonable efforts to schedule such cooperation so as not to unreasonably interfere with Executive’s other business commitments and shall reimburse Executive for reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees) incurred in providing such cooperation. Nothing in this Section 18(c) shall require Executive to provide anything other than truthful information or testimony or restrict Executive’s rights under Section 5(c).

19.Section 409A/Section 280G. The intent of the Parties is that any payments and benefits provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and the treasury regulations, guidance, and exemptions promulgated thereunder (collectively “Section 409A”) so as not to subject Executive to the payment of the tax, interest and any tax penalty that may be imposed under Section 409A. Accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed, interpreted, and administrated in a manner consistent and in compliance with Section 409A. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and/or tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986 solely because such expenses are subject to a limit related to the period in which the arrangement is in effect. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be considered deferred compensation under Section 409A, then such payment or benefit shall not be paid or otherwise provided unless Executive has incurred a “separation from service” within the meaning of Section 409A, and further, if any such payment or benefit would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate or representative, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing or any other provision of this Agreement, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and, except as provided on Schedule 4 hereto, in no event shall any Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The Company’s accounting firm engaged for general audit purposes shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 19(e) will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. Nothing in this Section 19(e) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s Excise Tax liabilities under Section 4999 of the Code.

20.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” or “include” or “includes” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

21.Authority. The Company warrants and represents that is has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations hereunder have been duly and validly authorized by all necessary corporate action(s) (including without limitation any required action(s) under the Plan and/or by the

Compensation Committee) and no other action is necessary to authorize this Agreement or to perform the obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

22.Successors. The provisions of this Agreement shall be binding upon the Parties, their employees, agents, heirs, successors, and assigns.

23.Notices. All notices and other communications under this Agreement must be in writing and must be given by personal delivery, email transmission, or certified or registered mail with return receipt requested, and shall be deemed given (a) when delivered personally, (b) when sent by email, if sent prior to 5:00 p.m. Eastern Time on a business day (and otherwise on the next business day), provided that no notice of non-delivery is received, or (c) three (3) business days after deposit in the mail, in each case when sent to the respective persons below:

If to the Company:
DocGo Inc.
Attention: Ely Tendler, General Counsel
685 Third Avenue, 9th Floor
New York, NY 10017
E-mail: [Redacted]

If to Executive:
Lee Bienstock
[Address Redacted]
Email: [Redacted]

Any Party may change such Party’s address for notice by notice duly given pursuant to this Section 23.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

LEE BIENSTOCK

/s/ Lee Bienstock
Date: November 13, 2026

DOCGO INC.

By: /s/ Norman Rosenberg
Name: Norman Rosenberg
Title: Chief Financial Officer
Date: November 13, 2026